[KPMG LETTERHEAD]
                                                                EXHIBIT 23.5

Securities and Exchange Commission, Washington, D.C.

Dear Sirs:

As independent public accounts we hereby consent to the use in this registration statement of our report dated December 5, 1997 to the shareholders on the consolidated balance sheets of Schneider Corporation as of October 25, 1997 and October 26, 1996, and the related consolidated statements of earnings, retained earnings, and changes in financial position for each of the three years in the period ended October 25, 1997 and to all references to our Firm included in this registration statement.

Yours very truly,

/s/ KPMG

Chartered Accountants

Waterloo, Canada
September 24, 1998